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                                                                     Exhibit 3.4



                 AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                  THIRD AMENDED AND RESTATED FUND DECLARATION

                             INTERMEDIATE BOND FUND


          Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of the date hereof, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of May 31, 2000 State Street hereby amends and restates the Fund Declaration dated January 1, 1999 of the Intermediate Bond Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

          1.   Investment Objective.  The primary investment objective of the
               --------------------
Fund is to achieve a total return from current income and capital appreciation by investing in a diversified portfolio of fixed-income securities with a portfolio duration generally from three and six years. The Fund will seek to achieve, over an extended period of time, total returns comparable or superior to broad measures of the domestic bond market.

          2.   Investment Guidelines and Restrictions.  The Fund will be
               --------------------------------------
invested and reinvested primarily in obligations of the U.S. government and the agencies and instrumentalities thereof ("U.S. Government Obligations"); corporate debt securities; corporate commercial paper; mortgage and other asset-backed securities; variable and floating rate debt securities; bank certificates of deposit, fixed time deposits and bankers' acceptances; repurchase agreements; obligations of foreign governments or their subdivisions, agencies and instrumentalities and international agencies or supranational entities; and foreign currency denominated securities (subject
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to a 20% limitation). The securities of foreign issuers may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts.

          It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

          The Fund will not:

          (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

          (b) make an investment in order to exercise control or management over a company;

          (c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

          (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

          (e)  write uncovered options;

          (f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on Nasdaq National Market if such purchases are consistent with the investment objective of the Fund;

          (g) invest in oil, gas or mineral leases;

          (h) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or
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          (i)  make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

          3.   Initial Value of Units of the Fund.  The initial value of Units
                ---------------------------------
of the Fund was $10.00 on September 5, 1995.

          4.   Restrictions on Withdrawals and Transfers.  There are no
               -----------------------------------------
restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on any Business Day.

          5.   Trustee, Management and Administrative Fees.  For services
               -------------------------------------------
rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

          6.   Investment Advisors and Initial Investments in Registered
               ---------------------------------------------------------
Investment Companies.  The Trustee has determined that until a minimum level of
--------------------
assets have been allocated to the Fund, in order to provide for efficient investment of the Fund's assets, at inception, the assets of the Fund will be invested in one or more registered investment companies. It is anticipated that, after a minimum level of assets has been allocated to each respective portion of the Fund, such portion will be managed as a separate collective trust portfolio by the Trustee.

     The Trustee will monitor the performance of the registered investment companies in which the Fund is invested in light of the Fund's investment objective to determine whether the continued investment by the Fund in such registered investment companies is appropriate. If the Trustee concludes that the investment objectives or performance of such registered investment companies are no longer consistent with those of the Fund, the Trustee may transfer a portion of or all the assets of the Fund that are invested in such registered investment companies to other registered investment companies or collective funds managed by the Trustee that, in light of the investment objectives of the Fund, the Trustee deems to be more appropriate.

     The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.
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          7.   Conflicts.  In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

          IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the Intermediate Bond Fund by its proper officer as of May 31, 2000.



ATTEST:                                 STATE STREET BANK AND TRUST
                                          COMPANY


By:                                     By:
    ------------------------                --------------------------
   Name:                                    Name:
   Title:                                   Title:
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                             INTERMEDIATE BOND FUND

                  THIRD AMENDED AND RESTATED FUND DECLARATION

                                   SCHEDULE A



          For services rendered to the Intermediate Bond Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment trust maintained by the Trustee:


     Aggregate Value of Assets in Aggressive
     Equity, Balanced, Growth Equity, Index Equity,
     Intermediate Bond, International Equity,
     Stable Asset Return and Value Equity Funds                   Rate
     -----------------------------------------------              ----

     First $1.0 billion                                           .15 %
     Next $1.8 billion                                            .058
     Over $2.8 billion                                            .025
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                                   SCHEDULE B

                             INTERMEDIATE BOND FUND

                  THIRD AMENDED AND RESTATED FUND DECLARATION


The Trustee expects to select and enter into an Investment Advisor Agreement for the Fund with each of the following Investment Advisors, and the Investment Advisors will be entitled to payment of compensation as specified therein:

                     PACIFIC INVESTMENT MANAGEMENT COMPANY